EXHIBIT 99.2

             BIGSTRING CORPORATION RETAINS OTC FINANCIAL NETWORK FOR
                          INVESTOR RELATIONS CAMPAIGN

         RED BANK, NJ: March 6, 2008: BigString Corporation (OTCBB: BSGC), a provider of social networking messaging applications and user-controllable email services, announced today that it has retained OTC Financial Network (OTCFN), a division of National Financial Communications Corp., to direct a comprehensive investor relations campaign.

         "BigString offers a unique email service that is fully recallable, erasable and self-destructing, even after an email has been sent or read. This breakthrough platform uses patent-pending technology to deliver email privacy, functionality and peace-of-mind to consumers and businesses alike," said president of OTC Financial Network Geoffrey Eiten. He added that "OTC Financial Network looks forward to communicating BigString's key developments, new and innovative product lines and rapidly evolving story to Wall Street."

         Darin Myman, President and CEO of BigString Corporation, said, "We've selected to partner with OTCFN as part of our overall strategy to proactively market the Company during this exciting period in our corporate growth. Our combined efforts should lead to increasing our retail and institutional investor base and strengthening shareholder communications in the coming months."

About OTC Financial Network
---------------------------

         Since 1992, OTC Financial Network has carved its niche as the nation's leading small/micro-cap investor relations and financial communications firm. For information on OTCFN services and clients, visit http://www.otcfn.com. OTC Financial Network is a division of National Financial Communications Corp. (http://www.nationalfc.com) based in Needham, MA.

         OTC Financial Network serves as special advisor to BigString Corporation and has received fees for services, including a monthly retainer of five thousand dollars, for the creation and distribution of material. This is not an offer to buy or sell securities. Information or opinions in this release are presented solely for informative purposes, and are not intended nor should they be construed as investment advice. A full disclaimer can be found online by visiting http://www.otcfn.com/bsgc/disclaimer.html.

About BigString Corporation
---------------------------

         BigString Corporation, owner and operator of BigString.com, is a provider of social networking messaging applications and user-controllable email services. In addition to permitting users to send recallable, erasable, self-destructing emails and video emails, Big String's patent-pending technology allows emails and pictures to be rendered non-forwardable, non-printable and non-savable before or after the recipients read them, no matter what email service provider is used.

         Statements about the future expectations of BigString Corporation, and all other statements in this press release other than historical facts, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as that term is defined in the Private Securities Litigation Reform Act of 1995. BigString Corporation intends that such forward-looking statements shall be subject to the safe harbors created thereby. Since these statements involve certain risks and uncertainties and are subject to change at any time, BigString Corporation's actual results could differ materially from expected results.

Contact:
--------
BigString Corporation
Darin Myman, 732-741-2840
darin@bigstring.com

Media Inquiries:
----------------
Greene Inc.
Howard Greene, 516-825-0400
greenepr@bigstring.com or greenepr@aol.com

Investor Relations:
------------------
OTC Financial Network
Rick McCaffrey
781-444-6100x625
rick@otcfn.com
http://www.otcfn.com/bsgc